FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES TERMINATES AGREEMENT WITH

WILLIAM BLAIR & COMPANY

Abilene, Kan. (March 31, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) has announced that the agreement it had entered into on January 9, 2008 with William Blair & Company, LLC has been terminated. The agreement, designed and entered into by the Company prior to the settlement of the threatened proxy contest, no longer serves its intended purpose.

Royce Winsten, Duckwall-ALCO’s Chairman of the Board, stated “We at Duckwall–ALCO Stores wish to thank the professionals at William Blair & Company for the good work they have done and contributions they have made to the Company’s ongoing drive to improve its financial performance.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 260 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

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For more information, contact:

Jon A. Ramsey

Vice President – Controller

Interim Chief Financial Officer

785-263-3350 x221

e-mail: jramsey@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com